Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS

We hereby consent to the use in this Form S-8 Registration Statement of Quick-Med Technologies, Inc., a Nevada corporation (“Quick-Med”) of our report dated September 27, 2005, relating to the financial statements of Quick-Med as of and for the years ended June 30, 2005 and 2004 which is incorporated by reference into such Form S-8.

/s/ DaszkalBolton LLP

Boca Raton, Florida
April 13, 2006